Exhibit 10.3

June 8, 2026

FORM OF LETTER AGREEMENT

Ocean Capital Acquisition Corporation

1209 Orange St.

Wilmington, DE 19801

Re: Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into or proposed to be entered into by and between Ocean Capital Acquisition Corporation, a British Virgin Islands company (the “Company”), and Alliance Global Partners, as representative (the “Representative”) of the other underwriters named on Schedule A to the Underwriting Agreement (if any) (the Representative and such other underwriters being collectively referred to herein as the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of 11,500,000 of the Company’s units (“Units”) (including up to 1,500,000 Units that may be purchased to cover over-allotments, if any), each comprised of one ordinary share of the Company, $0.0001 par value (each, an “Ordinary Share”), one redeemable warrant (each warrant, a “Warrant”), and one right (each right, a “Public Right). Each Public Right entitles its holder to receive one Ordinary Share upon the consummation of a Business Combination. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and the Company has applied to have the Units, Ordinary Shares, Warrants, and Public Rights listed on The New York Stock Exchange LLC. Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and the Representative to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SB Capital Holding Corporation, a British Virgin Islands company (the “Sponsor”), and the other undersigned persons (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. Sponsor and each Insider agrees with the Company that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Ordinary Shares owned by it, him or her in favor of any proposed Business Combination (including any proposals recommended by the Company’s board of directors in connection with such Business Combination) and (ii) not redeem any Ordinary Shares owned by it, him or her in connection with such shareholder approval. If the Company seeks to consummate a proposed Business Combination by engaging in a tender offer, Sponsor and each Insider agrees that it, he or she will not sell or tender any Ordinary Shares owned by it, him or her in connection therewith.

2. Sponsor and each Insider hereby agrees with the Company that in the event that the Company fails to consummate a Business Combination within twelve (12) months from the closing of the Public Offering, or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association (such period, an “Extension Period”), as they may be amended from time to time, Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of any amounts withdrawn to pay the Company’s franchise and income taxes (collectively, “Permitted Withdrawals”)), divided by the number of then issued and outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under British Virgin Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. Sponsor and each Insider agrees to not propose any amendment to the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within twelve (12) months from the closing of the Public Offering or during any Extension Period, or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of Permitted Withdrawals), divided by the number of then issued and outstanding Offering Shares.

Sponsor acknowledges and agrees that in the event that the Company fails to consummate a Business Combination within the time period set forth in the Company’s amended and restated memorandum and articles of association, it hereby waives its right to be repaid from the Trust Account for any working capital loans that it or its affiliates or designees have provided to the Company.

Sponsor and each Insider acknowledges that it, he, or she has no right, title, interest, or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to any Founder Shares held by it, him, or her. Sponsor and each Insider hereby further waives, with respect to any Founder Shares and Offering Shares held by it, him, or her, if any, any redemption rights it, he, or she may have in connection with (x) the consummation of an initial Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares and (y) a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within twelve (12) months from the closing of the Public Offering or during any Extension Period, or (ii) with respect to any material provisions relating to shareholders’ rights or pre-initial Business Combination activity (although Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within twelve (12) months from the closing of the Public Offering or during any Extension Period.

3. Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the effective date of the Underwriting Agreement and ending one hundred and eighty (180) days after such date, Sponsor and each Insider shall not, without the prior written consent of the Representative, (i) offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (“Section 16”), as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to, any Units, Ordinary Shares, Warrants, Public Rights, Private Placement Units, the Ordinary Shares issuable upon conversion of such units or pursuant to the Public Rights, or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares, owned by it, him, or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares, Warrants, Public Rights, Private Placement Units, the Ordinary Shares issuable upon conversion of such units or pursuant to the Public Rights, or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares, owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce an intention to effect any such transaction; provided, however, that the foregoing does not apply to the forfeiture of any Founder Shares pursuant to their terms or any transfer of Founder Shares to any current or future independent director of the Company (as long as such current or future independent director transferee is subject to this Letter Agreement or executes an agreement substantially identical to the terms of this Letter Agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer).

4. In the event of the liquidation of the Trust Account, Sponsor (the “Indemnitor”), which for purposes of clarification shall not extend to any other shareholders, members or managers of Sponsor, or any of the undersigned, agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered (other than the Company’s independent registered public accountants) or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Indemnitor (x) shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent registered public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per Offering Share and (ii) such lesser amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn for Permitted Withdrawals, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account, and except as to any claims under the Company’s indemnity of the Representative against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Indemnitor shall not be responsible to the extent of any liability for such third party claims. The Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within fifteen (15) days following written receipt of notice of the claim to the Indemnitor, the Indemnitor notifies the Company in writing that it shall undertake such defense.

5. To the extent that the Underwriters do not exercise their over-allotment option to purchase up to an additional 1,500,000 Units within forty-five (45) days from the date of the Prospectus (and as further described in the Prospectus), Sponsor agrees that it shall forfeit, at no cost, a number of Founder Shares in the aggregate equal to 500,000 multiplied by a fraction, (i) the numerator of which is 1,500,000 minus the number of Units purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,500,000. All references in this Letter Agreement to Founder Shares of the Company being forfeited shall take effect as surrenders for no consideration of such Founder Shares as a matter of British Virgin Islands law. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the Underwriters so that the number of Founder Shares will represent, on an as-converted basis, an aggregate of 25.0% of the Company’s issued and outstanding Ordinary Shares after the Public Offering. The Initial Shareholders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a share repurchase, share capitalization, or otherwise, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the ownership of our initial shareholders’ ownership, on an as-converted basis, at 25.0% of the issued and outstanding Ordinary Shares upon the consummation of the Public Offering. In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 1,500,000 in the numerator and denominator of the formula in the immediately preceding sentence shall be changed to a number equal to 15% of the number of Ordinary Shares included in the Units issued in the Public Offering and (B) the reference to 500,000 in the formula set forth in the first sentence of this paragraph 5 shall be adjusted to such number of Founder Shares that Sponsor would have to surrender to the Company in order for the number of Founder Shares to be equal, on an as-converted basis, to an aggregate of approximately 25.0% of the Company’s issued and outstanding Ordinary Shares immediately after the Public Offering.

6. Sponsor and each Insider hereby agrees and acknowledges that: (i) the Representative and the Company would be irreparably injured in the event of a breach by Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9 of this Letter Agreement (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) Subject to paragraph 7(c), Sponsor and each Insider agrees that it, he or she shall not Transfer (as defined below) any Founder Shares (or Ordinary Shares issuable upon conversion thereof) until the earlier of (1) one hundred and eighty (180) days after the completion of the Company’s initial Business Combination and (2) the date following the consummation of our initial Business Combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities, or other property (the “Founder Shares Lock-up Period”).

(b) Subject to paragraph 7(c), Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Units, or the Ordinary Shares, Warrants, or Public Rights issuable upon conversion of such units, until the earlier of (1) one hundred and eighty (180) days after the completion of the Company’s initial Business Combination and (2) the date following the consummation of our initial Business Combination on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Ordinary Shares for cash, securities, or other property (the “Private Placement Units Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and 7(b), Transfers of the Founder Shares and Private Placement Units and in each case the respective Ordinary Shares, Warrants, or Public Rights issued or issuable upon the exercise or conversion of such units or the Founder Shares are permitted:

(i) to (1) the Sponsor’s members, (2) the directors or officers of the Company, Sponsor, Sponsor’s members, or the Representative, (3) any affiliates or family members of the directors or officers of the Company, Sponsor, Sponsor’s members, or the Representative, (4) any members or partners of Sponsor, Sponsor’s members, the Representative or their respective affiliates, or any affiliates of Sponsor, Sponsor’s members, the Representative, or any employees of such affiliates;

(ii) in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person, or to a charitable organization;

(iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, pursuant to a qualified domestic relations order;

(v) in the case of a trust by distribution to one or more permissible beneficiaries of such trust;

(vi) by private sales in connection with the consummation of the Company’s Business Combination at prices no greater than the price at which the securities were originally purchased;

(vii) to the Company for no value for cancellation in connection with the consummation of its initial Business Combination;

(viii) in the event of the Company’s liquidation prior to the Company’s completion of its initial Business Combination;

(ix) by virtue of the laws of the British Virgin Islands or the Sponsor’s limited liability company agreement or other constitutional, organizational or formational documents, as amended, upon dissolution of Sponsor, or by virtue of the constitutional, organizational or formational documents of a subsidiary of Sponsor that holds any Founder Shares, Private Placement Units, or any Ordinary Shares issued upon conversion or exercise thereof, as the case may be, upon liquidation or dissolution of such subsidiary, or the organizational documents of the Representative upon dissolution of the Representative; and

(x) in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination, provided, however, that, in the case of clauses (i) through (vi), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

8. Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. To the extent applicable, each Insider’s biographical information furnished to the Company, if any (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. To the extent applicable, each Insider’s questionnaire furnished to the Company, if any, is true and accurate in all respects. Each Insider represents and warrants that: it is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, none of Sponsor, any Insider nor any affiliate of Sponsor or any Insider and any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account (other than any interest earned from the proceeds in the Trust Account) prior to the completion of the initial Business Combination: (i) repayment of any loan and/or advances made to the Company by Sponsor, or an affiliate of Sponsor; (ii) payment of consulting, success or finder fees to the Company’s officers, independent directors, advisors, or their respective affiliates in connection with our initial Business Combination and certain other transactions; (iii) any other payment to Sponsor, or an affiliate of Sponsor or Sponsor as an advisor or otherwise in connection with our initial Business Combination and certain other transactions, (iv) payment of customary fees for financial advisory services; (v) reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and completing an initial Business Combination; and (vi) repayment of loans, if any, and on such terms as to be determined by the Company from time to time, made by Sponsor, or an affiliate of Sponsor, or any of the Company’s officers or directors to finance transaction costs in connection with an intended initial Business Combination; provided that if the Company does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by the Company to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans for each such person may be convertible into Ordinary Shares at a price of $10.00 per Ordinary Share at the option of the lender.

10. Sponsor and each Insider, with respect to itself, herself or himself, represent and warrant that it, she or he has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or director of the Company.

11. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Shares” shall mean the Ordinary Shares; (iii) “Initial Shareholders” shall mean the Sponsor; (v) “Private Placement Units” shall mean the 143,250 private placement units (or up to 150,000 private placement units if the over-allotment option is exercised in full), subject to adjustment as described in the Prospectus, that Sponsor has agreed to purchase for an aggregate purchase price of $1,432,500 (or up to $1,500,000 if the over-allotment option is exercised in full), at $10.00 per Private Placement Unit, in a private placement that shall occur simultaneously with the consummation of the Public Offering, the portions of which are to be acquired by Sponsor as disclosed in the Prospectus; (vi) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (xi) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (xii) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12. The Company will maintain an insurance policy or policies providing directors’ and officers’ liability insurance, and each Insider who is or is nominated to be a director or officer of the Company shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available pursuant to such policy or policies for any of the Company’s directors or officers.

13. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (1) each Insider that is the subject of any such change, amendment, modification or waiver and (2) Sponsor.

14. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Company, Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15. Except as provided for in paragraph 4, nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. Except as provided for in paragraph 4, all covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

16. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

18. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

19. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

20. Each party hereto shall not be liable for any breaches or misrepresentations contained in this Letter Agreement by any other party to this Letter Agreement (including, for the avoidance of doubt, any Insider with respect to any other Insider), and no party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

21. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by [●], 2026; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

[Signature page follows]